MBC Investments Corporation

Bellevue Corporate Center

301 Bellevue Parkway, 3rd Floor

Wilmington, Delaware 19809

February 13, 2020

BNY Mellon ETF Trust

240 Greenwich Street

New York, New York 10286

Re:       Subscription for the Purchase of Shares of Beneficial Interest of BNY Mellon ETF Trust

Ladies and Gentlemen:

MBC Investments Corporation (hereinafter, “we”) hereby subscribes to purchase shares of beneficial interest (collectively, the “Shares”) of the following series of BNY Mellon ETF Trust (the “Trust”) as follows:

Fund	Number of Shares	Price per Share	Aggregate Price
BNY Mellon US Mid Cap Core Equity ETF	20	$50.00	$1,000
BNY Mellon US Small Cap Core Equity ETF	20	$50.00	$1,000
BNY Mellon International Equity ETF	20	$50.00	$1,000
BNY Mellon Emerging Markets Equity ETF	20	$50.00	$1,000
BNY Mellon Core Bond ETF	20	$50.00	$1,000
BNY Mellon Short Duration Corporate Bond ETF	20	$50.00	$1,000
BNY Mellon High Yield Beta ETF	20	$50.00	$1,000

We will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

We consent to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

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If you agree to these terms, please acknowledge your agreement and acceptance below.

Sincerely,

/s/Paul A. Griffith

Name:  Paul A. Griffith

Title:  Vice President, MBC Investments Corporation

Agreed and accepted as February 13, 2020:

BNY Mellon ETF Trust

/s/David DiPetrillo

By:  David DiPetrillo

Title:  President